UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-51734	37-1516132
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Amended and Restated Credit Agreement
     On June 24, 2011, Calumet Specialty Products Partners, L.P. (the “Partnership”) and its operating subsidiaries entered into an amended and restated credit agreement (the “Credit Agreement”), by and among Bank of America, N.A., as Agent for the lenders, and certain other lenders party thereto (with Bank of America, N.A., the “Lenders”). The Credit Agreement is a $550 million senior secured revolving credit facility with a $300 million incremental uncommitted expansion feature, is subject to borrowing base restrictions and has a letter of credit sublimit of the greater of (i) $400 million and (ii) 80% of the Credit Agreement commitments then in effect.
     Loans under the Credit Agreement bear interest at prime plus a basis points margin or LIBOR plus a basis points margin, at the Partnership’s option. This margin is currently at 125 basis points for prime and 250 basis points for LIBOR; however, it fluctuates based on measurement of the Partnership’s average availability for its preceding calendar quarter. Letters of credit issued under the Credit Agreement accrue fees at the basis points margin applicable to LIBOR loans. Lenders under the Credit Agreement have a first priority lien on, among other things, the Partnership’s accounts receivable and inventory and substantially all of its cash. The Credit Agreement matures in June 2016. The Partnership may be required to make mandatory prepayments under certain conditions.
     The Credit Agreement generally permits the Partnership to make cash distributions to its unitholders as long as after giving effect to such a cash distribution the Partnership has availability under the Credit Agreement at least equal to the greater of (i) 15% of the lesser of (a) the Borrowing Base (as defined in the Credit Agreement) without giving effect to the LC Reserve (as defined in the Credit Agreement) and (b) the Credit Agreement commitments then in effect and (ii) $45 million.
     In addition, the Credit Agreement contains various covenants that limit, among other things, the Partnership’s ability to: incur indebtedness; grant liens; dispose of certain assets; make certain acquisitions and investments; redeem or prepay other debt or make other restricted payments such as distributions to unitholders; enter into transactions with affiliates; and enter into a merger, consolidation or sale of assets. Further, the Credit Agreement contains one springing financial covenant which provides that if the Partnership’s availability under the Credit Agreement falls below the greater of (i) 12.5% of the lesser of (a) the Borrowing Base (without giving effect to the LC Reserve) and (b) the Credit Agreement commitments then in effect and (ii) $30 million, the Partnership will be required to maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.0 to 1.0.
     If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the credit facilities and exercise other rights and remedies. An event of default includes, among other things, the nonpayment of principal interest, fees or other amounts; failure of any representation or warranty to be true and correct when made or confirmed; failure to perform or observe covenants in the Credit Agreement or other loan documents, subject, in limited circumstances, to certain grace periods; cross-defaults in other indebtedness if the effect of such default is to cause, or permit the holders of such indebtedness to cause, the acceleration of such indebtedness under any material agreement; bankruptcy or insolvency events; monetary judgment defaults; asserted invalidity of the loan documentation; and a change of control over the Partnership.
     The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03 Creation of a Direct Financial Obligation.
     All of the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated as June 24, 2011, by and among Calumet Specialty Products Partners, L.P. and its subsidiaries as Borrowers, the Lenders, Bank of America, N.A., as Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC as Joint Lead Arrangers and Joint Book Runners.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALITY PRODUCTS PARTNERS, L.P.
By:	CALUMET GP, LLC,
its general partner

Date: June 30, 2011	By:	/s/ R. Patrick Murray, II

		Name:	R. Patrick Murray, II
		Title:	Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated as June 24, 2011, by and among Calumet Specialty Products Partners, L.P. and its subsidiaries as Borrowers, the Lenders, Bank of America, N.A., as Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC as Joint Lead Arrangers and Joint Book Runners.